Exhibit 10.18

AMERICAN HOMES 4 RENT

2012 EQUITY INCENTIVE PLAN

NONQUALIFIED SHARE OPTION AGREEMENT

American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), hereby grants a nonqualified share option to purchase the number of Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Grantee named below (the “Option”). Additional terms and conditions of the grant are set forth on this cover sheet and in the attached Nonqualified Share Option Agreement (together, the “Agreement”), and in the Company’s 2012 Equity Incentive Plan (as amended from time to time, the “Plan”).

Grantee Name: _______________________________________

Grant Date: __________________________________________

Number of Common Shares: _____________________________

Option Price per Common Share: $            .         (Must be at least 100% of Fair Market Value on the Grant Date)

Vesting Start Date: ____________________________________

Vesting Schedule: 25% of the Common Shares (rounded down to the nearest whole share, except for the last vesting installment) underlying the Option vest on each anniversary of the Vesting Start Date over a period of four years beginning on the Vesting Start Date, subject to the Grantee’s continued Service through each vesting date.

Expiration Date: ____________________ (Ten years from the Grant Date)

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this or Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)
Company:		Date:
(Signature)
Title:

Attachment

This is not a share certificate or a negotiable instrument.

AMERICAN HOMES 4 RENT

2012 EQUITY INCENTIVE PLAN

NONQUALIFIED SHARE OPTION AGREEMENT

Nonqualified Share Option	The Agreement evidences the grant of an Option exercisable for the number of Common Shares set forth on the cover sheet of this Agreement and subject to the vesting and other terms and conditions set forth in the Agreement and in the Plan. The Option is not intended to be an incentive share option under Section 422 of the Code and will be interpreted accordingly.

Vesting

The Option will vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to your continued Service through each vesting date.

Notwithstanding the Vesting Schedule set forth on the Cover Sheet, if your Service is terminated because of your death, your Option will become 100% vested upon your termination of Service.

Change in Control

Notwithstanding the Vesting Schedule set forth on the Cover Sheet, your Option will accelerate as provided in Section 17.3 and 17.4 of the Plan in the event of a Change in Control.

For purposes of this Agreement, “Change in Control” will have the same meaning as defined in the Plan; provided, however, that in no event will a Change in Control be deemed to have occurred under Section 17.3 or 17.4 of the Plan if the Company is merged or consolidated with an Applicable Entity, even if the Company’s shareholders hold less than 50% of the combined voting power of the voting securities of the Company in the surviving entity.

Expiration of Option

In all events, the Option will expire on the Expiration Date set forth on the cover sheet of this Agreement. Except as otherwise explicitly provided in Section 17.4 of the Plan with respect to Options that are assumed, continued or substituted upon the consummation of a Change in Control, the Option will expire earlier if your Service terminates, as described below.

Termination Other than for Cause or due to Death or Disability. If your Service is terminated for any reason other than Cause, death or Disability, you may exercise the vested portion of the Option, but only within the time period ending on the date that is three months after the termination of your Service.

Termination due to Death or Disability. If your Service terminates because of your death or Disability, or if you die during the three-month period after the termination of your Service for any reason (other than Cause), you may exercise the vested portion of your Option, but only within the time period ending on the date that is 12 months after the termination of your Service.

Termination for Cause. If your Service is terminated for Cause, the Option (including vested and unvested portions) will immediately terminate and no longer be exercisable.

Leaves of Absence	For purposes of the Option, your Service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued Service crediting or when continued Service crediting is required by Applicable Law or contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purposes and when your Service terminates for all purposes under the Plan.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested Common Shares of not less than 100 shares, unless the number of vested Common Shares purchased is the total number available for purchase under the Option, by following the procedures described in the Plan and in the Agreement.

When you wish to exercise the Option, you must exercise in the manner required or permitted by the Company.

If someone other than you exercises the Option after your death, then that person must submit documentation reasonably acceptable to the Company verifying that the person has the legal authority to exercise the Option.

Form of Payment

When you exercise the Option, you must include payment of the Option Price indicated on the cover sheet of this Agreement for the Common Shares that you are purchasing. Payment may be made in one (or a combination) of the following forms:

(i) Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

(ii) Common Shares that you already own and that you surrender to the Company. The value of the Common Shares, determined in the date of exercise of the Option, will be applied to the Option Price.

(iii) To the extent a public market exists for the Common Shares, as determined by the Company, delivery (on a form prescribed or accepted by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell the Common Shares subject to the Option and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes.

Evidence of Issuance	The issuance of the Common Shares upon exercise of the Option will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates.

Withholding	You will not be allowed to exercise the Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Common Shares acquired under exercise of the Option. If the Company determines that any tax or withholding payment is required relating to the exercise or sale of Common Shares purchased upon exercise of the Option under Applicable Laws, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Applicable Entity. Subject to the Company’s prior approval, which may be withheld by the Company in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold

Common Shares otherwise issuable to your or by delivering to the Company Common Shares you already own. The Common Shares so delivered or withheld must have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Law and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option

Except as provided in this section, during your lifetime, only you (or in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option, and the Option may not be assigned or transferred by you, other than by designation of beneficiary, will or the laws of descent and distribution. You may transfer all or part of the Option, “not for value” (as defined below) to any Family Member, provided that you provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer. For purposes of this section, a “not for value” transfer is a transfer that is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by you or your Family Members in exchange for an interest in such entity. Subsequent transfers of the transferred Option are prohibited except to your Family Members in accordance with this section or by will or the laws of descent and distribution.

In the event of your termination of Service, the Agreement will continue to be applied with respect to you, following which the Option will be exercisable by the transferee only to the extent, and for the periods specified in the Agreement.

Market Stand-off Agreement	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Shares without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

Retention Rights	The Agreement and the grant of the Option do not give you the right to be retained by the Company or any Applicable Entity in any capacity. Unless otherwise specified in any employment or other written agreement between you the Company or any Applicable Entity, the Company and the Applicable Entity reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the Common Shares have been issued upon exercise of the Option and either a certificate evidencing the Common Shares has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The Option will be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event that the Company is subject to such corporate activity.

Applicable Law	The validity and construction of the Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into the Agreement.

Certain capitalized terms used in the Agreement are defined in the Plan, and have the meaning set forth in the Plan.

The Agreement and the Plan constitute the entire understanding between you and the company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement or any other written agreement between you and the Company or any Applicable Entity, as applicable, will superseded the Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in the Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the Option, you give explicit consent to the Company to process any such personal data.

Tax Consequences	You agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, any Applicable Entity or any of the employees, officers, trustees or directors of the Company or any Applicable Entity related to tax liabilities arising from the Option or your other compensation. In particular, you acknowledge that the Option is exempt from Section 409A of the Code only if the Option Price per Common Share set forth on the cover sheet of this Agreement is at least equal to the “fair market value” per Common Share on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. Because the Common Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, any Applicable Entity or any of the employees, officers, trustees or directors of the Company or any Applicable Entity in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.

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